CHYRON CORPORATION

SUBORDINATED 5.00%

PROMISSORY NOTE

Note: AG1-08 $1,000,000	January 14, 2008 New York, New York

Chyron Corporation, a New York corporation (the "Company"), for value received, hereby promises to pay to Axis Graphics, LLC, a Delaware limited liability company, or its registered assigns (the "Holder"), the maximum principal sum of One Million Dollars ($1,000,000), or such lesser amount as shall equal the then outstanding principal amount hereof, plus accrued and unpaid interest on such outstanding principal amount at the rate of five percent (5.00%) per annum (computed on the basis of a 366 day year for the actual number of days elapsed), as set forth below, on December 31, 2008  ("Maturity").  Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder, or, if requested in writing by the Holder, by wire transfer in accordance with the Holder's instructions.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.   Payment of Principal and Interest.

          (a)  Payment in Full on Maturity.  Unless this Note is sooner prepaid in accordance with the terms and conditions herein, or sooner becomes due and payable under Section 2 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on Maturity; provided however that the Company may prepay this Note, in full or in part, at any time prior to Maturity, without penalty or further interest, by paying to the Holder the outstanding principal amount at such time, plus any accrued but unpaid interest on such principal amount as of the date of such payment.

          (b)  Interest.  Interest shall accrue on the outstanding principal amount of this Note, at the rate of five percent (5.00%) per annum and will be payable quarterly (the "Coupon Rate") computed on the basis of a 366-day year, until the payment in full of all outstanding principal of and accrued interest on this Note.  Quarterly interest shall be payable on the following dates: for the quarter ended March 31, 2008, on April 1, 2008; for the quarter ended June 30, 2008, on July 1, 2008; for the quarter ended September 30, 2008, October 1, 2008; and for the quarter ended December 31, 2008, on December 31, 2008. All payments, including, without limitation, prepayments, made under this Note shall be applied first against accrued but unpaid interest and second against the outstanding principal balance hereof. Notwithstanding the foregoing provisions of this Section 1(b) or of Section 5, any amount not paid when due hereunder shall bear interest at the rate of ten percent (10.00%) per annum.

2.   Events of Default.  If one or more of the following events (each an "Event of Default") shall occur:

        (a)  the Company shall fail to pay in full any principal, accrued interest or other amounts due to Holder under this Note when due;

        (b)  the Company shall default in the performance of or compliance with any other covenant, agreement or other obligation of the Company contained in this Note that is not remedied, waived or cured within thirty (30) days following written notice of such default in performance or noncompliance;

        (c)  any representation or warranty of the Company contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;

        (d)  other than on terms approved beforehand by the Holder, the Company shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to satisfy its obligations as they become due, or shall take corporate action in furtherance of any such action;

        (e)  within thirty (30) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, such appointment shall not have been vacated; or

        (f)  any plan of liquidation or dissolution or winding up is adopted by the Company's board of directors or shareholders or the Company is involuntarily dissolved or otherwise wound up;

then, upon the occurrence of any Event of Default described in paragraph (a), (c), (d), (e) or (f) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default described in the other paragraphs above, Holder may, at Holder's option exercisable at any time after the applicable cure period, by notice to the Company in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company.  Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Company and Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof.  The Company shall notify the Holder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

3. Representations and Warranties of the Company.

(a) Organization; Good Standing. The Company is a legal entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on the operation of it business as now conducted and as proposed to be conducted.

(b) Legal Capacity; Due Authorization. The Company has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder and this Note has been duly executed and delivered by the Company. All action on the part of the Company and their respective officers and directors necessary for the authorization, execution and delivery of this Note, and the performance of all of the Company's obligations hereunder has been taken, and the obligations of the Company under this Note constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of this Note, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4. Representations and Warranties of the Holder. The Holder's acceptance of this Note constitutes the Holder's confirmation that it is capable of evaluating the merits and risks of an investment and to bear the economic risk of such investment for an indefinite period of time and has acquired this Note for its own account, and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

5.   Ranking.  This Note shall be subordinated to (a) indebtedness of the Company under that certain Loan and Security Agreement (including any schedules and exhibits thereto), dated April 29, 2004, between the Company and Silicon Valley Bank, as modified by the Loan Modification Agreements thereto, as may be amended from time to time, and (b) any future indebtedness, for borrowed money, of the Company to a bank or other financial institution, or other obligations of the Company or liens on Company property arising from or relating thereto. For purposes hereof, "subordinated" means, only, that payments on this Note shall not be made when otherwise due, if (i) a Default, as defined in the Loan and Security Agreement referred to in clause (a) exists at such time, or would result from such payment, under the indebtedness referred to in such clause, or (ii) an equivalent circumstance exists or would exist under the relevant documentation in the case of indebtedness referred to in clause (b). Notwithstanding the foregoing, any failure to make or delay in making any payment hereunder at Maturity or on the date provided in Section 1(b) shall constitute an Event of Default hereunder.

6. Right of Set-Off. Any amount payable by the Holder to the Company pursuant to that certain Asset Purchase Agreement, dated January 14, 2008, by and among the Company, the Holder and Pyburn Films, Inc. (the "Purchase Agreement") may, at the Company's option and in its sole discretion, be set off against obligations due from the Company under this Note.

7.   Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.  Any amendment, waiver, modification or consent entered into pursuant to this Section 7 shall be effective only in the specific instance and for the specific purpose for which it was given.

8.   Transfer of this Note.  This Note may not be assigned, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of by the Holder without the prior written consent of the Company. Any transfer of this Note shall be subject to compliance with applicable federal and state securities laws. Subject to the restrictions on transfer described in this Section 8, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to Holder, to the Holder's address as set in the Purchase Agreement, or to such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, to the Company's address as set forth in the Purchase Agreement, or to such other address as the Company shall have furnished to the Holder.

10.   Governing Law.  The Agreement shall be governed by, and construed under, the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

11.  Expenses.  The Company and the Holder shall each be responsible for and bear its own costs and expenses in connection with the negotiation and execution of this Note.

12.  Lost, Stolen or Mutilated Note.  If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note.  Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

COMPANY

CHYRON CORPORATION

By /s/ Michael Wellesley-Wesley
  Michael Wellesley-Wesley

Chief Executive Officer and President